Exhibit 99.3

PART II

Item 8

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Note: The information contained in this Item has been updated to recast certain previously reported amounts to conform to segment reporting changes made in connection with realignment of our organization structure. These changes are discussed further in the Notes to Financial Statements as described below.

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Notes 1 and 10, Accounting Policies / Goodwill: Reclassifications were made to goodwill balances by business segment to reflect the change in organizational structure and resulting segment realignments for all periods presented. No goodwill impairments resulted from this new business segment structure.

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Notes 1 and 15, Accounting Policies / Unearned Revenue: Reclassifications were made to unearned revenue balances by business segment to reflect the change in organization structure and resulting segment realignments for all periods presented.

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Notes 1 and 22, Accounting Policies / Segment Information and Geographic Data: Revenue and operating income have been recast to reflect the change in organizational structure and resulting segment realignments for all periods presented. We also changed our measure of segment profitability from gross margin to operating income.

This Item has not been updated for any other changes since the filing of the 2015 Annual Report on Form 10-K (“2015 Form 10-K”). For developments subsequent to the filing of the 2015 Form 10-K, refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

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INCOME STATEMENTS

(In millions, except per share amounts)

Year Ended June 30,	2015	2014	2013

Revenue	$93,580	$86,833	$77,849
Cost of revenue	33,038	27,078	20,385

Gross margin	60,542	59,755	57,464
Research and development	12,046	11,381	10,411
Sales and marketing	15,713	15,811	15,276
General and administrative	4,611	4,677	5,013
Impairment, integration, and restructuring	10,011	127	0

Operating income	18,161	27,759	26,764
Other income, net	346	61	288

Income before income taxes	18,507	27,820	27,052
Provision for income taxes	6,314	5,746	5,189

Net income	$12,193	$22,074	$21,863

Earnings per share:
Basic	$1.49	$2.66	$2.61
Diluted	$1.48	$2.63	$2.58

Weighted average shares outstanding:
Basic	8,177	8,299	8,375
Diluted	8,254	8,399	8,470

Cash dividends declared per common share	$1.24	$1.12	$0.92

See accompanying notes.

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COMPREHENSIVE INCOME STATEMENTS

(In millions)

Year Ended June 30,	2015	2014	2013

Net income	$12,193	$22,074	$21,863

Other comprehensive income (loss):
Net unrealized gains (losses) on derivatives (net of tax effects of $20, $(4), and $(14))	559	(35)	(26)
Net unrealized gains (losses) on investments (net of tax effects of $(197), $936, and $195)	(362)	1,737	363
Translation adjustments and other (net of tax effects of $16, $12, and $(8))	(1,383)	263	(16)

Other comprehensive income (loss)	(1,186)	1,965	321

Comprehensive income	$11,007	$24,039	$22,184

See accompanying notes.

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BALANCE SHEETS

(In millions)

June 30,	2015	2014

Assets
Current assets:
Cash and cash equivalents	$5,595	$8,669
Short-term investments (including securities loaned of $75 and $541)	90,931	77,040

Total cash, cash equivalents, and short-term investments	96,526	85,709
Accounts receivable, net of allowance for doubtful accounts of $335 and $301	17,908	19,544
Inventories	2,902	2,660
Deferred income taxes	1,915	1,941
Other	5,461	4,392

Total current assets	124,712	114,246
Property and equipment, net of accumulated depreciation of $17,606 and $14,793	14,731	13,011
Equity and other investments	12,053	14,597
Goodwill	16,939	20,127
Intangible assets, net	4,835	6,981
Other long-term assets	2,953	3,422

Total assets	$176,223	$172,384

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,591	$7,432
Short-term debt	4,985	2,000
Current portion of long-term debt	2,499	0
Accrued compensation	5,096	4,797
Income taxes	606	782
Short-term unearned revenue	23,223	23,150
Securities lending payable	92	558
Other	6,766	6,906

Total current liabilities	49,858	45,625
Long-term debt	27,808	20,645
Long-term unearned revenue	2,095	2,008
Deferred income taxes	2,835	2,728
Other long-term liabilities	13,544	11,594

Total liabilities	96,140	82,600

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital—shares authorized 24,000; outstanding 8,027 and 8,239	68,465	68,366
Retained earnings	9,096	17,710
Accumulated other comprehensive income	2,522	3,708

Total stockholders’ equity	80,083	89,784

Total liabilities and stockholders’ equity	$176,223	$172,384

See accompanying notes.

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CASH FLOWS STATEMENTS

(In millions)

Year Ended June 30,	2015	2014	2013

Operations
Net income	$12,193	$22,074	$21,863
Adjustments to reconcile net income to net cash from operations:
Goodwill and asset impairments	7,498	0	0
Depreciation, amortization, and other	5,957	5,212	3,755
Stock-based compensation expense	2,574	2,446	2,406
Net recognized losses (gains) on investments and derivatives	(443)	(109)	80
Excess tax benefits from stock-based compensation	(588)	(271)	(209)
Deferred income taxes	224	(331)	(19)
Deferral of unearned revenue	45,072	44,325	44,253
Recognition of unearned revenue	(44,920)	(41,739)	(41,921)
Changes in operating assets and liabilities:
Accounts receivable	1,456	(1,120)	(1,807)
Inventories	(272)	(161)	(802)
Other current assets	62	(29)	(129)
Other long-term assets	346	(628)	(478)
Accounts payable	(1,054)	473	537
Other current liabilities	(624)	1,075	146
Other long-term liabilities	1,599	1,014	1,158

Net cash from operations	29,080	32,231	28,833

Financing
Proceeds from issuance of short-term debt, maturities of 90 days or less, net	4,481	500	0
Proceeds from issuance of debt	10,680	10,350	4,883
Repayments of debt	(1,500)	(3,888)	(1,346)
Common stock issued	634	607	931
Common stock repurchased	(14,443)	(7,316)	(5,360)
Common stock cash dividends paid	(9,882)	(8,879)	(7,455)
Excess tax benefits from stock-based compensation	588	271	209
Other	362	(39)	(10)

Net cash used in financing	(9,080)	(8,394)	(8,148)

Investing
Additions to property and equipment	(5,944)	(5,485)	(4,257)
Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(3,723)	(5,937)	(1,584)
Purchases of investments	(98,729)	(72,690)	(75,396)
Maturities of investments	15,013	5,272	5,130
Sales of investments	70,848	60,094	52,464
Securities lending payable	(466)	(87)	(168)

Net cash used in investing	(23,001)	(18,833)	(23,811)

Effect of exchange rates on cash and cash equivalents	(73)	(139)	(8)

Net change in cash and cash equivalents	(3,074)	4,865	(3,134)
Cash and cash equivalents, beginning of period	8,669	3,804	6,938

Cash and cash equivalents, end of period	$5,595	$8,669	$3,804

See accompanying notes.

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Item 8

STOCKHOLDERS’ EQUITY STATEMENTS

(In millions)

Year Ended June 30,	2015	2014	2013

Common stock and paid-in capital
Balance, beginning of period	$68,366	$67,306	$65,797
Common stock issued	634	607	920
Common stock repurchased	(3,700)	(2,328)	(2,014)
Stock-based compensation expense	2,574	2,446	2,406
Stock-based compensation income tax benefits	588	272	190
Other, net	3	63	7

Balance, end of period	68,465	68,366	67,306

Retained earnings
Balance, beginning of period	17,710	9,895	(856)
Net income	12,193	22,074	21,863
Common stock cash dividends	(10,063)	(9,271)	(7,694)
Common stock repurchased	(10,744)	(4,988)	(3,418)

Balance, end of period	9,096	17,710	9,895

Accumulated other comprehensive income
Balance, beginning of period	3,708	1,743	1,422
Other comprehensive income (loss)	(1,186)	1,965	321

Balance, end of period	2,522	3,708	1,743

Total stockholders’ equity	$80,083	$89,784	$78,944

See accompanying notes.

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Item 8

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ACCOUNTING POLICIES

Accounting Principles

The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Microsoft Corporation and its subsidiaries. Intercompany transactions and balances have been eliminated. Equity investments through which we are able to exercise significant influence over but do not control the investee and are not the primary beneficiary of the investee’s activities are accounted for using the equity method. Investments through which we are not able to exercise significant influence over the investee and which do not have readily determinable fair values are accounted for under the cost method.

Recasting of Certain Prior Period Information

In June 2015, we announced a change in organizational structure as part of our transformation in the mobile-first, cloud-first world. During the first quarter of fiscal year 2016, the Company’s chief operating decision maker requested changes in the information that he regularly reviews for purposes of allocating resources and assessing performance. As a result, beginning in fiscal year 2016, we report our financial performance based on our new segments described in Note 22 – Segment Information and Geographic Data, and analyze operating income as the measure of segment profitability. In this Form 8-K, we have recast certain previously reported amounts to conform to the way we internally manage and monitor segment performance during fiscal year 2016. This change primarily impacted Note 10 – Goodwill, Note 15 – Unearned Revenue, and Note 22 – Segment Information and Geographic Data, with no impact on consolidated net income or cash flows.

In addition to the segment changes described above, we also previously recast certain prior period amounts to conform to the current period presentation, with no impact on consolidated net income or cash flows, as disclosed in our 2015 Form 10-K.

Estimates and Assumptions

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Examples of estimates include: loss contingencies; product warranties; the fair value of, and/or potential impairment of goodwill and intangibles assets, for our reporting units; product life cycles; useful lives of our tangible and intangible assets; allowances for doubtful accounts; allowances for product returns; the market value of our inventory; and stock-based compensation forfeiture rates. Examples of assumptions include: the elements comprising a software arrangement, including the distinction between upgrades or enhancements and new products; when technological feasibility is achieved for our products; the potential outcome of future tax consequences of events that have been recognized in our consolidated financial statements or tax returns; and determining when investment impairments are other-than-temporary. Actual results and outcomes may differ from management’s estimates and assumptions.

Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are recorded to other comprehensive income (“OCI”).

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

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Revenue recognition for multiple-element arrangements requires judgment to determine if multiple elements exist, whether elements can be accounted for as separate units of accounting, and if so, the fair value for each of the elements.

Microsoft enters into arrangements that can include various combinations of software, services, and hardware. Where elements are delivered over different periods of time, and when allowed under U.S. GAAP, revenue is allocated to the respective elements based on their relative selling prices at the inception of the arrangement, and revenue is recognized as each element is delivered. We use a hierarchy to determine the fair value to be used for allocating revenue to elements: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence, and (iii) best estimate of selling price (“ESP”). For software elements, we follow the industry specific software guidance which only allows for the use of VSOE in establishing fair value. Generally, VSOE is the price charged when the deliverable is sold separately or the price established by management for a product that is not yet sold if it is probable that the price will not change before introduction into the marketplace. ESPs are established as best estimates of what the selling prices would be if the deliverables were sold regularly on a stand-alone basis. Our process for determining ESPs requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

Revenue for retail packaged products, products licensed to original equipment manufacturers (“OEMs”), and perpetual licenses under certain volume licensing programs generally is recognized as products are shipped or made available.

Technology guarantee programs are accounted for as multiple-element arrangements as customers receive free or significantly discounted rights to use upcoming new versions of a software product if they license existing versions of the product during the eligibility period. Revenue is allocated between the existing product and the new product, and revenue allocated to the new product is deferred until that version is delivered. The revenue allocation is based on the VSOE of fair value of the products. The VSOE of fair value for upcoming new products are based on the price determined by management having the relevant authority when the element is not yet sold separately, but is expected to be sold in the near future at the price set by management.

Software updates that will be provided free of charge are evaluated on a case-by-case basis to determine whether they meet the definition of an upgrade and create a multiple-element arrangement, which may require revenue to be deferred and recognized when the upgrade is delivered, or if it is determined that implied post-contract customer support (“PCS”) is being provided, the arrangement is accounted for as a multiple-element arrangement and all revenue from the arrangement is deferred and recognized over the implied PCS term when the VSOE of fair value does not exist. If updates are determined to not meet the definition of an upgrade, revenue is generally recognized as products are shipped or made available.

Certain volume licensing arrangements include a perpetual license for current products combined with rights to receive unspecified future versions of software products, which we have determined are additional software products and are therefore accounted for as subscriptions, with billings recorded as unearned revenue and recognized as revenue ratably over the coverage period. Arrangements that include term-based licenses for current products with the right to use unspecified future versions of the software during the coverage period, are also accounted for as subscriptions, with revenue recognized ratably over the coverage period.

Revenue from cloud-based services arrangements that allow for the use of a hosted software product or service over a contractually determined period of time without taking possession of software are accounted for as subscriptions with billings recorded as unearned revenue and recognized as revenue ratably over the coverage period beginning on the date the service is made available to customers. Revenue from cloud-based services arrangements that are provided on a consumption basis (for example, the amount of storage used in a particular period) is recognized commensurate with the customer utilization of such resources.

Some volume licensing arrangements include time-based subscriptions for cloud-based services and software offerings that are accounted for as subscriptions. These arrangements are considered multiple-element arrangements. However, because all elements are accounted for as subscriptions and have the same coverage period and delivery pattern, they have the same revenue recognition timing.

Revenue related to phones, Surface devices, Xbox consoles, games published by us, and other hardware components is generally recognized when ownership is transferred to the resellers or to end customers when selling directly through Microsoft retail stores and online marketplaces. A portion of revenue may be deferred when these products are combined with software elements, and/or services. Revenue related to licensing for games published by third parties for use on the Xbox consoles is recognized when games are manufactured by the game publishers.

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Display advertising revenue is recognized as advertisements are displayed. Search advertising revenue is recognized when the ad appears in the search results or when the action necessary to earn the revenue has been completed. Consulting services revenue is recognized as services are rendered, generally based on the negotiated hourly rate in the consulting arrangement and the number of hours worked during the period. Consulting revenue for fixed-price services arrangements is recognized as services are provided. Revenue from prepaid points redeemable for the purchase of software or services is recognized upon redemption of the points and delivery of the software or services.

Cost of Revenue

Cost of revenue includes: manufacturing and distribution costs for products sold and programs licensed; operating costs related to product support service centers and product distribution centers; costs incurred to include software on PCs sold by OEMs, to drive traffic to our websites, and to acquire online advertising space; costs incurred to support and maintain Internet-based products and services, including datacenter costs and royalties; warranty costs; inventory valuation adjustments; costs associated with the delivery of consulting services; and the amortization of capitalized software development costs. Capitalized software development costs are amortized over the estimated lives of the products.

Product Warranty

We provide for the estimated costs of fulfilling our obligations under hardware and software warranties at the time the related revenue is recognized. For hardware warranties, we estimate the costs based on historical and projected product failure rates, historical and projected repair costs, and knowledge of specific product failures (if any). The specific hardware warranty terms and conditions vary depending upon the product sold and the country in which we do business, but generally include parts and labor over a period generally ranging from 90 days to three years. For software warranties, we estimate the costs to provide bug fixes, such as security patches, over the estimated life of the software. We regularly reevaluate our estimates to assess the adequacy of the recorded warranty liabilities and adjust the amounts as necessary.

Research and Development

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for our software products, is generally shortly before the products are released to manufacturing. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products.

Sales and Marketing

Sales and marketing expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with sales and marketing personnel, and the costs of advertising, promotions, trade shows, seminars, and other programs. Advertising costs are expensed as incurred. Advertising expense was $1.9 billion, $2.3 billion, and $2.6 billion in fiscal years 2015, 2014, and 2013, respectively.

Stock-Based Compensation

We measure stock-based compensation cost at the grant date based on the fair value of the award and recognize it as expense, net of estimated forfeitures, over the vesting or service period, as applicable, of the stock award (generally four to five years) using the straight-line method.

Employee Stock Purchase Plan

Shares of our common stock may be purchased by employees at three-month intervals at 90% of the fair market value of the stock on the last day of each three-month period. Compensation expense for the employee stock purchase plan is measured as the discount the employee is entitled to upon purchase and is recognized in the period of purchase.

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Income Taxes

Income tax expense includes U.S. and international income taxes, the provision for U.S. taxes on undistributed earnings of international subsidiaries not deemed to be permanently invested, and interest and penalties on uncertain tax positions. Certain income and expenses are not reported in tax returns and financial statements in the same year. The tax effect of such temporary differences is reported as deferred income taxes. Deferred tax assets are reported net of a valuation allowance when it is more likely than not that a tax benefit will not be realized. The deferred income taxes are classified as current or long-term based on the classification of the related asset or liability.

Fair Value Measurements

We account for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. We categorize each of our fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

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Level 1—inputs are based upon unadjusted quoted prices for identical instruments traded in active markets. Our Level 1 non-derivative investments primarily include U.S. government securities, domestic and international equities, and actively traded mutual funds. Our Level 1 derivative assets and liabilities include those actively traded on exchanges.

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Level 2—inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies and commodities. Our Level 2 non-derivative investments consist primarily of corporate notes and bonds, common and preferred stock, mortgage- and asset-backed securities, U.S. government and agency securities, and foreign government bonds. Our Level 2 derivative assets and liabilities primarily include certain over-the-counter option and swap contracts.

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Level 3—inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. Our Level 3 non-derivative assets primarily comprise investments in common and preferred stock and goodwill when it is recorded at fair value due to an impairment charge. Unobservable inputs used in the models are significant to the fair values of the assets and liabilities. Our Level 3 derivative assets and liabilities primarily include equity derivatives.

We measure certain assets, including our cost and equity method investments, at fair value on a nonrecurring basis when they are deemed to be other-than-temporarily impaired. The fair values of these investments are determined based on valuation techniques using the best information available, and may include quoted market prices, market comparables, and discounted cash flow projections. An impairment charge is recorded when the cost of the investment exceeds its fair value and this condition is determined to be other-than-temporary.

Our other current financial assets and our current financial liabilities have fair values that approximate their carrying values.

Financial Instruments

We consider all highly liquid interest-earning investments with a maturity of three months or less at the date of purchase to be cash equivalents. The fair values of these investments approximate their carrying values. In general, investments with original maturities of greater than three months and remaining maturities of less than one year are classified as short-term investments. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations. All cash equivalents and short-term investments are classified as available-for-sale and realized gains and losses are recorded using the specific identification method. Changes in market value, excluding other-than-temporary impairments, are reflected in OCI.

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Equity and other investments classified as long-term include both debt and equity instruments. With the exception of certain corporate notes that are classified as held-to-maturity, debt and publicly-traded equity securities are classified as available-for-sale and realized gains and losses are recorded using the specific identification method. Changes in the market value of available-for-sale securities, excluding other-than-temporary impairments, are reflected in OCI. Held-to-maturity investments are recorded and held at amortized cost. Common and preferred stock and other investments that are restricted for more than one year or are not publicly traded are recorded at cost or using the equity method.

We lend certain fixed-income and equity securities to increase investment returns. The loaned securities continue to be carried as investments on our balance sheet. Cash and/or security interests are received as collateral for the loaned securities with the amount determined based upon the underlying security lent and the creditworthiness of the borrower. Cash received is recorded as an asset with a corresponding liability.

Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. Fair value is calculated based on publicly available market information or other estimates determined by management. We employ a systematic methodology on a quarterly basis that considers available quantitative and qualitative evidence in evaluating potential impairment of our investments. If the cost of an investment exceeds its fair value, we evaluate, among other factors, general market conditions, credit quality of debt instrument issuers, the duration and extent to which the fair value is less than cost, and for equity securities, our intent and ability to hold, or plans to sell, the investment. For fixed-income securities, we also evaluate whether we have plans to sell the security or it is more likely than not that we will be required to sell the security before recovery. We also consider specific adverse conditions related to the financial health of and business outlook for the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded to other income (expense), net and a new cost basis in the investment is established.

Derivative instruments are recognized as either assets or liabilities and are measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

For derivative instruments designated as fair value hedges, the gains (losses) are recognized in earnings in the periods of change together with the offsetting losses (gains) on the hedged items attributed to the risk being hedged. For options designated as fair value hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in earnings.

For derivative instruments designated as cash-flow hedges, the effective portion of the gains (losses) on the derivatives is initially reported as a component of OCI and is subsequently recognized in earnings when the hedged exposure is recognized in earnings. For options designated as cash-flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in earnings. Gains (losses) on derivatives representing either hedge components excluded from the assessment of effectiveness or hedge ineffectiveness are recognized in earnings.

For derivative instruments that are not designated as hedges, gains (losses) from changes in fair values are primarily recognized in other income (expense), net. Other than those derivatives entered into for investment purposes, such as commodity contracts, the gains (losses) are generally economically offset by unrealized gains (losses) in the underlying available-for-sale securities, which are recorded as a component of OCI until the securities are sold or other-than-temporarily impaired, at which time the amounts are reclassified from accumulated other comprehensive income (“AOCI”) into other income (expense), net.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence. Activity in the allowance for doubtful accounts was as follows:

(In millions)

Year Ended June 30,	2015	2014	2013

Balance, beginning of period	$301	$336	$389
Charged to costs and other	77	16	4
Write-offs	(43)	(51)	(57)

Balance, end of period	$335	$301	$336

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Inventories

Inventories are stated at average cost, subject to the lower of cost or market. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. We regularly review inventory quantities on hand, future purchase commitments with our suppliers, and the estimated utility of our inventory. If our review indicates a reduction in utility below carrying value, we reduce our inventory to a new cost basis through a charge to cost of revenue. The determination of market value and the estimated volume of demand used in the lower of cost or market analysis require significant judgment.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer software developed or acquired for internal use, three to seven years; computer equipment, two to three years; buildings and improvements, five to 15 years; leasehold improvements, three to 20 years; and furniture and equipment, one to 10 years. Land is not depreciated.

Goodwill

Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis (May 1 for us) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

Intangible Assets

All of our intangible assets are subject to amortization and are amortized using the straight-line method over their estimated period of benefit, ranging from one to 15 years. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired.

Recent Accounting Guidance Not Yet Adopted

In May 2014, as part of its ongoing efforts to assist in the convergence of U.S. GAAP and International Financial Reporting Standards, the Financial Accounting Standards Board (“FASB”) issued a new standard related to revenue recognition. Under the new standard, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard will be effective for us beginning July 1, 2018, and adoption as of the original effective date of July 1, 2017 is permitted. We anticipate this standard will have a material impact on our consolidated financial statements, and we are currently evaluating its impact.

NOTE 2 — EARNINGS PER SHARE

Basic earnings per share (“EPS”) is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and stock awards.

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The components of basic and diluted EPS were as follows:

(In millions, except earnings per share)

	2015	2014	2013

Year Ended June 30,

Net income available for common shareholders (A)	$12,193	$22,074	$21,863
Weighted average outstanding shares of common stock (B)	8,177	8,299	8,375
Dilutive effect of stock-based awards	77	100	95

Common stock and common stock equivalents (C)	8,254	8,399	8,470

Earnings Per Share

Basic (A/B)	$1.49	$2.66	$2.61
Diluted (A/C)	$1.48	$2.63	$2.58

Anti-dilutive stock-based awards excluded from the calculations of diluted EPS were immaterial during the periods presented.

NOTE 3 — OTHER INCOME (EXPENSE), NET

The components of other income (expense), net were as follows:

(In millions)

	2015	2014	2013

Year Ended June 30,

Dividends and interest income	$766	$883	$677
Interest expense	(781)	(597)	(429)
Net recognized gains on investments	716	437	116
Net losses on derivatives	(423)	(328)	(196)
Net gains (losses) on foreign currency remeasurements	335	(165)	(74)
Other	(267)	(169)	194

Total	$346	$61	$288

Following are details of net recognized gains on investments during the periods reported:

(In millions)

	2015	2014	2013

Year Ended June 30,

Other-than-temporary impairments of investments	$(183)	$(106)	$(208)
Realized gains from sales of available-for-sale securities	1,176	776	489
Realized losses from sales of available-for-sale securities	(277)	(233)	(165)

Total	$716	$437	$116

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NOTE 4 — INVESTMENTS

Investment Components

The components of investments, including associated derivatives, but excluding held-to-maturity investments, were as follows:

(In millions)	Cost Basis	Unrealized Gains	Unrealized Losses	Recorded Basis	Cash and Cash Equivalents	Short-term Investments	Equity and Other Investments

June 30, 2015

Cash	$3,679	$0	$0	$3,679	$3,679	$0	$0
Mutual funds	1,100	0	0	1,100	1,100	0	0
Commercial paper	1	0	0	1	1	0	0
Certificates of deposit	906	0	0	906	776	130	0
U.S. government and agency securities	72,843	76	(30)	72,889	39	72,850	0
Foreign government bonds	5,477	3	(24)	5,456	0	5,456	0
Mortgage- and asset-backed securities	4,899	23	(6)	4,916	0	4,916	0
Corporate notes and bonds	7,192	97	(37)	7,252	0	7,252	0
Municipal securities	285	35	(1)	319	0	319	0
Common and preferred stock	6,668	4,986	(215)	11,439	0	0	11,439
Other investments	597	0	0	597	0	8	589

Total	$103,647	$5,220	$(313)	$108,554	$5,595	$90,931	$12,028

(In millions)	Cost Basis	Unrealized Gains	Unrealized Losses	Recorded Basis	Cash and Cash Equivalents	Short-term Investments	Equity and Other Investments

June 30, 2014

Cash	$4,980	$0	$0	$4,980	$4,980	$0	$0
Mutual funds	590	0	0	590	590	0	0
Commercial paper	189	0	0	189	89	100	0
Certificates of deposit	1,197	0	0	1,197	865	332	0
U.S. government and agency securities	66,952	103	(29)	67,026	109	66,917	0
Foreign government bonds	3,328	17	(10)	3,335	2,027	1,308	0
Mortgage- and asset-backed securities	991	30	(2)	1,019	0	1,019	0
Corporate notes and bonds	6,845	191	(9)	7,027	9	7,018	0
Municipal securities	287	45	0	332	0	332	0
Common and preferred stock	6,785	5,207	(81)	11,911	0	0	11,911
Other investments	1,164	0	0	1,164	0	14	1,150

Total	$93,308	$5,593	$(131)	$98,770	$8,669	$77,040	$13,061

In addition to the investments in the table above, we also own corporate notes that are classified as held-to-maturity investments, which are included in equity and other investments on the balance sheet. These corporate notes are due October 31, 2023 and are measured at fair value on a nonrecurring basis. As of June 30, 2015, the amortized cost and recorded basis of these corporate notes were both $25 million with an estimated fair value that

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approximates the carrying value. As of June 30, 2014, the amortized cost, recorded basis, and estimated fair value of these corporate notes was $1.5 billion, $1.5 billion, and $1.7 billion, respectively, while their associated gross unrealized holding gains were $164 million.

As of June 30, 2015 and 2014, the recorded bases of common and preferred stock that are restricted for more than one year or are not publicly traded were $561 million and $520 million, respectively. These investments are carried at cost and are reviewed quarterly for indicators of other-than-temporary impairment. It is not practicable for us to reliably estimate the fair value of these investments.

We lend certain fixed-income and equity securities to increase investment returns. These transactions are accounted for as secured borrowings and the loaned securities continue to be carried as investments on our balance sheet. Cash and/or security interests are received as collateral for the loaned securities with the amount determined based upon the underlying security lent and the creditworthiness of the borrower. As of June 30, 2015, the collateral received under these agreements totaled $92 million which is comprised of $79 million of certificates of deposit and $13 million of U.S. government and agency securities. The contractual maturities of these agreements are primarily on a continuous and overnight basis.

Unrealized Losses on Investments

Investments with continuous unrealized losses for less than 12 months and 12 months or greater and their related fair values were as follows:

	Less than 12 Months		12 Months or Greater			Total Unrealized Losses

(In millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Fair Value

June 30, 2015

U.S. government and agency securities	$6,636	$(9)	$421	$(21)	$7,057	$(30)
Foreign government bonds	4,611	(12)	18	(12)	4,629	(24)
Mortgage- and asset-backed securities	3,171	(5)	28	(1)	3,199	(6)
Corporate notes and bonds	2,946	(29)	104	(8)	3,050	(37)
Municipal securities	36	(1)	0	0	36	(1)
Common and preferred stock	1,389	(180)	148	(35)	1,537	(215)

Total	$18,789	$(236)	$719	$(77)	$19,508	$(313)

	Less than 12 Months		12 Months or Greater			Total Unrealized Losses

(In millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Fair Value

June 30, 2014

U.S. government and agency securities	$4,161	$(29)	$850	$0	$5,011	$(29)
Foreign government bonds	566	(4)	21	(6)	587	(10)
Mortgage- and asset-backed securities	120	0	61	(2)	181	(2)
Corporate notes and bonds	1,154	(8)	34	(1)	1,188	(9)
Common and preferred stock	463	(48)	257	(33)	720	(81)

Total	$6,464	$(89)	$1,223	$(42)	$7,687	$(131)

Unrealized losses from fixed-income securities are primarily attributable to changes in interest rates. Unrealized losses from domestic and international equities are due to market price movements. Management does not believe any remaining unrealized losses represent other-than-temporary impairments based on our evaluation of available evidence as of June 30, 2015.

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Debt Investment Maturities

(In millions)	Cost Basis	Estimated Fair Value

June 30, 2015

Due in one year or less	$53,616	$53,645
Due after one year through five years	33,260	33,336
Due after five years through 10 years	3,180	3,161
Due after 10 years	1,547	1,597

Total	$91,603	$91,739

NOTE 5 — DERIVATIVES

We use derivative instruments to manage risks related to foreign currencies, equity prices, interest rates, and credit; to enhance investment returns; and to facilitate portfolio diversification. Our objectives for holding derivatives include reducing, eliminating, and efficiently managing the economic impact of these exposures as effectively as possible.

Our derivative programs include strategies that both qualify and do not qualify for hedge accounting treatment. All notional amounts presented below are measured in U.S. dollar equivalents.

Foreign Currency

Certain forecasted transactions, assets, and liabilities are exposed to foreign currency risk. We monitor our foreign currency exposures daily to maximize the economic effectiveness of our foreign currency hedge positions. Option and forward contracts are used to hedge a portion of forecasted international revenue for up to three years in the future and are designated as cash flow hedging instruments. Principal currencies hedged include the euro, Japanese yen, British pound, Canadian dollar, and Australian dollar. As of June 30, 2015 and June 30, 2014, the total notional amounts of these foreign exchange contracts sold were $9.8 billion and $4.9 billion, respectively.

Foreign currency risks related to certain non-U.S. dollar denominated securities are hedged using foreign exchange forward contracts that are designated as fair value hedging instruments. As of June 30, 2015 and June 30, 2014, the total notional amounts of these foreign exchange contracts sold were $5.3 billion and $3.1 billion, respectively.

Certain options and forwards not designated as hedging instruments are also used to manage the variability in foreign exchange rates on certain balance sheet amounts and to manage other foreign currency exposures. As of June 30, 2015, the total notional amounts of these foreign exchange contracts purchased and sold were $9.7 billion and $11.0 billion, respectively. As of June 30, 2014, the total notional amounts of these foreign exchange contracts purchased and sold were $6.2 billion and $8.5 billion, respectively.

Equity

Securities held in our equity and other investments portfolio are subject to market price risk. Market price risk is managed relative to broad-based global and domestic equity indices using certain convertible preferred investments, options, futures, and swap contracts not designated as hedging instruments. From time to time, to hedge our price risk, we may use and designate equity derivatives as hedging instruments, including puts, calls, swaps, and forwards. As of June 30, 2015, the total notional amounts of equity contracts purchased and sold for managing market price risk were $2.2 billion and $2.6 billion, respectively, of which $1.1 billion and $1.4 billion, respectively, were designated as hedging instruments. As of June 30, 2014, the total notional amounts of equity contracts purchased and sold for managing market price risk were $1.9 billion and $1.9 billion, respectively, of which $362 million and $420 million, respectively, were designated as hedging instruments.

Interest Rate

Securities held in our fixed-income portfolio are subject to different interest rate risks based on their maturities. We manage the average maturity of our fixed-income portfolio to achieve economic returns that correlate to certain broad-based fixed-income indices using exchange-traded option and futures contracts and over-the-counter swap and option contracts, none of which are designated as hedging instruments. As of June 30, 2015, the total notional amounts of fixed-interest rate contracts purchased and sold were $1.0 billion and $3.2 billion, respectively. As of June 30, 2014, the total notional amounts of fixed-interest rate contracts purchased and sold were $1.7 billion and $936 million, respectively.

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In addition, we use “To Be Announced” forward purchase commitments of mortgage-backed assets to gain exposure to agency mortgage-backed securities. These meet the definition of a derivative instrument in cases where physical delivery of the assets is not taken at the earliest available delivery date. As of June 30, 2015 and 2014, the total notional derivative amounts of mortgage contracts purchased were $812 million and $1.1 billion, respectively.

Credit

Our fixed-income portfolio is diversified and consists primarily of investment-grade securities. We use credit default swap contracts, not designated as hedging instruments, to manage credit exposures relative to broad-based indices and to facilitate portfolio diversification. We use credit default swaps as they are a low-cost method of managing exposure to individual credit risks or groups of credit risks. As of June 30, 2015, the total notional amounts of credit contracts purchased and sold were $618 million and $430 million, respectively. As of June 30, 2014, the total notional amounts of credit contracts purchased and sold were $550 million and $440 million, respectively.

Commodity

We use broad-based commodity exposures to enhance portfolio returns and to facilitate portfolio diversification. We use swaps, futures, and option contracts, not designated as hedging instruments, to generate and manage exposures to broad-based commodity indices. We use derivatives on commodities as they can be low-cost alternatives to the purchase and storage of a variety of commodities, including, but not limited to, precious metals, energy, and grain. As of June 30, 2015, the total notional amounts of commodity contracts purchased and sold were $882 million and $316 million, respectively. As of June 30, 2014, the total notional amounts of commodity contracts purchased and sold were $1.4 billion and $408 million, respectively.

Credit-Risk-Related Contingent Features

Certain of our counterparty agreements for derivative instruments contain provisions that require our issued and outstanding long-term unsecured debt to maintain an investment grade credit rating and require us to maintain minimum liquidity of $1.0 billion. To the extent we fail to meet these requirements, we will be required to post collateral, similar to the standard convention related to over-the-counter derivatives. As of June 30, 2015, our long-term unsecured debt rating was AAA, and cash investments were in excess of $1.0 billion. As a result, no collateral was required to be posted.

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Fair Values of Derivative Instruments

The following table presents the fair values of derivative instruments designated as hedging instruments (“designated hedge derivatives”) and not designated as hedging instruments (“non-designated hedge derivatives”). The fair values exclude the impact of netting derivative assets and liabilities when a legally enforceable master netting agreement exists and fair value adjustments related to our own credit risk and counterparty credit risk:

	June 30, 2015				June 30, 2014

	Assets			Liabilities	Assets			Liabilities

(In millions)	Short-term Investments	Other Current Assets	Equity and Other Investments	Other Current Liabilities	Short-term Investments	Other Current Assets	Equity and Other Investments	Other Current Liabilities

Non-designated Hedge Derivatives

Foreign exchange contracts	$17	$167	$0	$(79)	$10	$39	$0	$(97)
Equity contracts	148	0	0	(18)	177	0	0	(21)
Interest rate contracts	7	0	0	(12)	17	0	0	(12)
Credit contracts	16	0	0	(9)	24	0	0	(13)
Commodity contracts	0	0	0	0	15	0	0	(1)

Total	$188	$167	$0	$(118)	$243	$39	$0	$(144)

Designated Hedge Derivatives

Foreign exchange contracts	$56	$552	$0	$(31)	$1	$70	$0	$(15)
Equity contracts	0	0	25	(69)	0	0	7	(125)

Total	$56	$552	$25	$(100)	$1	$70	$7	$(140)

Total gross amounts of derivatives	$244	$719	$25	$(218)	$244	$109	$7	$(284)

Gross derivatives either offset or subject to an enforceable master netting agreement	$126	$719	$25	$(218)	$99	$109	$7	$(284)
Gross amounts of derivatives offset in the balance sheet	(66)	(71)	(25)	161	(77)	(71)	(7)	155

Net amounts presented in the balance sheet	60	648	0	(57)	22	38	0	(129)
Gross amounts of derivatives not offset in the balance sheet	0	0	0	0	0	0	0	0
Cash collateral received	0	0	0	(456)	0	0	0	0

Net amount	$60	$648	$0	$(513)	$22	$38	$0	$(129)

See also Note 4 – Investments and Note 6 – Fair Value Measurements.

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Fair Value Hedge Gains (Losses)

We recognized in other income (expense), net the following gains (losses) on contracts designated as fair value hedges and their related hedged items:

(In millions)

Year Ended June 30,	2015	2014	2013

Foreign Exchange Contracts

Derivatives	$741	$(14)	$70
Hedged items	(725)	6	(69)

Total amount of ineffectiveness	$16	$(8)	$1

Equity Contracts

Derivatives	$(107)	$(110)	$0
Hedged items	107	110	0

Total amount of ineffectiveness	$0	$0	$0

Amount of equity contracts excluded from effectiveness assessment	$0	$(9)	$0

Cash Flow Hedge Gains (Losses)

We recognized the following gains (losses) on foreign exchange contracts designated as cash flow hedges (our only cash flow hedges during the periods presented):

(In millions)

Year Ended June 30,	2015	2014	2013

Effective Portion

Gains recognized in OCI (net of tax effects of $35, $2 and $54)	$1,152	$63	$101
Gains reclassified from AOCI into revenue	$608	$104	$195

Amount Excluded from Effectiveness Assessment and Ineffective Portion

Losses recognized in other income (expense), net	$(346)	$(239)	$(168)

We estimate that $492 million of net derivative gains included in AOCI at June 30, 2015 will be reclassified into earnings within the following 12 months. No significant amounts of gains (losses) were reclassified from AOCI into earnings as a result of forecasted transactions that failed to occur during fiscal year 2015.

Non-Designated Derivative Gains (Losses)

Gains (losses) from changes in fair values of derivatives that are not designated as hedges are primarily recognized in other income (expense), net. These amounts are shown in the table below, with the exception of gains (losses) on derivatives presented in income statement line items other than other income (expense), net, which were immaterial for the periods presented. Other than those derivatives entered into for investment purposes, such as commodity contracts, the gains (losses) below are generally economically offset by unrealized gains (losses) in the underlying available-for-sale securities and gains (losses) from foreign exchange rate changes on certain balance sheet amounts.

(In millions)

Year Ended June 30,	2015	2014	2013

Foreign exchange contracts	$(483)	$(78)	$18
Equity contracts	(19)	(64)	16
Interest-rate contracts	23	24	(11)
Credit contracts	(1)	13	(3)
Commodity contracts	(223)	71	(42)

Total	$(703)	$(34)	$(22)

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NOTE 6 — FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables present the fair value of our financial instruments that are measured at fair value on a recurring basis:

(In millions)	Level 1	Level 2	Level 3	Gross Fair Value	Netting (a)	Net Fair Value

June 30, 2015

Assets

Mutual funds	$1,100	$0	$0	$1,100	$0	$1,100
Commercial paper	0	1	0	1	0	1
Certificates of deposit	0	906	0	906	0	906
U.S. government and agency securities	71,930	955	0	72,885	0	72,885
Foreign government bonds	131	5,299	0	5,430	0	5,430
Mortgage- and asset-backed securities	0	4,917	0	4,917	0	4,917
Corporate notes and bonds	0	7,108	1	7,109	0	7,109
Municipal securities	0	319	0	319	0	319
Common and preferred stock	8,585	2,277	14	10,876	0	10,876
Derivatives	4	979	5	988	(162)	826

Total	$81,750	$22,761	$20	$104,531	$(162)	$104,369

Liabilities

Derivatives and other	$5	$159	$54	$218	$(161)	$57

(In millions)	Level 1	Level 2	Level 3	Gross Fair Value	Netting (a)	Net Fair Value

June 30, 2014

Assets

Mutual funds	$590	$0	$0	$590	$0	$590
Commercial paper	0	189	0	189	0	189
Certificates of deposit	0	1,197	0	1,197	0	1,197
U.S. government and agency securities	66,288	745	0	67,033	0	67,033
Foreign government bonds	139	3,210	0	3,349	0	3,349
Mortgage- and asset-backed securities	0	1,015	0	1,015	0	1,015
Corporate notes and bonds	0	6,863	0	6,863	0	6,863
Municipal securities	0	332	0	332	0	332
Common and preferred stock	9,552	1,825	14	11,391	0	11,391
Derivatives	5	348	7	360	(155)	205

Total	$76,574	$15,724	$21	$92,319	$(155)	$92,164

Liabilities

Derivatives and other	$5	$153	$126	$284	$(155)	$129

(a)

These amounts represent the impact of netting derivative assets and derivative liabilities when a legally enforceable master netting agreement exists and fair value adjustments related to our own credit risk and counterparty credit risk.

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The changes in our Level 3 financial instruments that are measured at fair value on a recurring basis were immaterial during the periods presented.

The following table reconciles the total “Net Fair Value” of assets above to the balance sheet presentation of these same assets in Note 4 – Investments.

(In millions)

June 30,	2015	2014

Net fair value of assets measured at fair value on a recurring basis	$104,369	$92,164
Cash	3,679	4,980
Common and preferred stock measured at fair value on a nonrecurring basis	561	520
Other investments measured at fair value on a nonrecurring basis	589	1,150
Less derivative net assets classified as other current assets	(648)	(38)
Other	4	(6)

Recorded basis of investment components	$108,554	$98,770

Financial Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

During fiscal year 2015 and 2014, we did not record any material other-than-temporary impairments on financial assets required to be measured at fair value on a nonrecurring basis.

NOTE 7 — INVENTORIES

The components of inventories were as follows:

(In millions)

June 30,	2015	2014

Raw materials	$1,100	$944
Work in process	202	266
Finished goods	1,600	1,450

Total	$2,902	$2,660

NOTE 8 — PROPERTY AND EQUIPMENT

The components of property and equipment were as follows:

(In millions)

June 30,	2015	2014

Land	$769	$541
Buildings and improvements	10,800	8,867
Leasehold improvements	3,577	3,560
Computer equipment and software	13,612	11,430
Furniture and equipment	3,579	3,406

Total, at cost	32,337	27,804
Accumulated depreciation	(17,606)	(14,793)

Total, net	$14,731	$13,011

During fiscal years 2015, 2014, and 2013, depreciation expense was $4.1 billion, $3.4 billion, and $2.6 billion, respectively.

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NOTE 9 — BUSINESS COMBINATIONS

Mojang Synergies AB

On November 6, 2014, we acquired Mojang Synergies AB (“Mojang”), the Swedish video game developer of the Minecraft gaming franchise, for $2.5 billion in cash, net of cash acquired. The addition of Minecraft and its community enhances our gaming portfolio across Windows, Xbox, and other ecosystems besides our own. Our purchase price allocation is preliminary and subject to revision as more detailed analyses are completed and additional information about fair value of assets and liabilities becomes available, including additional information relating to tax matters and finalization of our valuation of identified intangible assets.

The significant classes of assets and liabilities to which we preliminarily allocated the purchase price were goodwill of $1.8 billion and identifiable intangible assets of $928 million, primarily marketing-related (trade names). The goodwill recognized in connection with the acquisition is primarily attributable to anticipated synergies from future growth, and is not expected to be deductible for tax purposes. We assigned the goodwill to More Personal Computing under our current segment structure. Identifiable intangible assets were assigned a total weighted-average amortization period of 6.3 years. Mojang has been included in our consolidated results of operations since the acquisition date.

Nokia’s Devices and Services Business

On April 25, 2014, we acquired substantially all of Nokia Corporation’s (“Nokia”) Devices and Services business (“NDS”) for a total purchase price of $9.4 billion, including cash acquired of $1.5 billion (the “Acquisition”). The purchase price consisted primarily of cash of $7.1 billion and Nokia’s repurchase of convertible notes of $2.1 billion, which was a non-cash transaction, and liabilities assumed of $0.2 billion. The Acquisition was expected to accelerate the growth of our Devices business through faster innovation, synergies, and unified branding and marketing.

The allocation of the purchase price to goodwill was completed as of March 31, 2015. The major classes of assets and liabilities to which we have allocated the purchase price were as follows:

(In millions)

Cash	$1,506
Accounts receivable (a)	754
Inventories	544
Other current assets	936
Property and equipment	981
Intangible assets	4,509
Goodwill (b)	5,456
Other	221
Current liabilities	(4,575)
Long-term liabilities	(890)

Total purchase price	$9,442

(a)	Gross accounts receivable was $901 million, of which $147 million was expected to be uncollectible.

(b)

Goodwill was assigned to More Personal Computing under our current segment structure. The goodwill was primarily attributed to increased synergies that were expected to be achieved from the integration of NDS.

Following are the details of the purchase price allocated to the intangible assets acquired:

(In millions)	Amount	Weighted Average Life

Technology-based	$2,493	9 years
Contract-based	1,500	9 years
Customer-related	359	3 years
Marketing-related (trade names)	157	2 years

Fair value of intangible assets acquired	$4,509	8 years

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During the fourth quarter of fiscal year 2015, we recorded $7.5 billion of goodwill and asset impairment charges related to our phone business. These costs are included in impairment, integration, and restructuring expenses in our consolidated income statement. See Note 10 – Goodwill and Note 11 – Intangible Assets for additional details.

Our consolidated income statement for fiscal year 2014 included revenue and operating loss of $2.0 billion and $692 million, respectively, attributable to NDS since the Acquisition.

Following are the supplemental consolidated results of Microsoft Corporation on an unaudited pro forma basis, as if the Acquisition had been consummated on July 1, 2012:

(In millions, except per share amounts)

Year Ended June 30,	2014	2013

Revenue	$96,248	$93,243
Net income	$20,234	$20,153
Diluted earnings per share	$2.41	$2.38

These pro forma results were based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had we been a combined company during the periods presented and are not necessarily indicative of our consolidated results of operations in future periods. The pro forma results include adjustments primarily related to purchase accounting adjustments and the elimination of related party transactions between Microsoft and NDS. Acquisition costs and other nonrecurring charges incurred are included in the earliest period presented.

During the fourth quarter of fiscal year 2014, we incurred $21 million of acquisition costs associated with the purchase of NDS. Acquisition costs are primarily comprised of transaction fees and direct acquisition costs, including legal, finance, consulting, and other professional fees. These costs are included in impairment, integration, and restructuring expenses on our consolidated income statement for fiscal year 2014.

Certain concurrent transactions were recognized separately from the Acquisition. Prior to the Acquisition, we had joint strategic initiatives with Nokia; this contractual relationship was terminated in conjunction with the Acquisition. No gain or loss was recorded upon termination of this agreement, as it was determined to be at market value. In addition, we agreed to license Nokia’s mapping services and will pay Nokia separately for the services provided under a four-year license as they are rendered.

Yammer

On July 18, 2012, we acquired Yammer, Inc. (“Yammer”), a leading provider of enterprise social networks, for $1.1 billion in cash. Yammer added an enterprise social networking service to Microsoft’s portfolio of complementary cloud-based services. The major classes of assets to which we allocated the purchase price were goodwill of $937 million and identifiable intangible assets of $178 million. We assigned the goodwill to Productivity and Business Processes, Intelligent Cloud, and More Personal Computing under our current segment structure. Yammer was consolidated into our results of operations starting on the acquisition date.

Other

During fiscal year 2015, we completed 15 additional acquisitions for total cash consideration of $892 million. These entities have been included in our consolidated results of operations since their respective acquisition dates.

Pro forma results of operations for Mojang and our other acquisitions during the current period have not been presented because the effects of these business combinations, individually and in aggregate, were not material to our consolidated results of operations.

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NOTE 10 — GOODWILL

Changes in the carrying amount of goodwill were as follows:

(In millions)	June 30, 2013	Acquisitions	Other	June 30, 2014	Acquisitions	Other	June 30, 2015

Productivity and Business Processes	$6,057	$56	$3	$6,116	$376	$(183)	$6,309
Intelligent Cloud	4,580	51	0	4,631	291	(5)	4,917
More Personal Computing	4,018	5,458	(96)	9,380	1,788	(5,455)	5,713

Total goodwill	$14,655	$5,565	$(93)	$20,127	$2,455	$(5,643)	$16,939

(a)	Goodwill acquired during fiscal year 2014 related to the acquisition of NDS. See Note 9 – Business Combinations for additional details.

The measurement periods for the valuation of assets acquired and liabilities assumed end as soon as information on the facts and circumstances that existed as of the acquisition dates becomes available, but do not exceed 12 months. Adjustments in purchase price allocations may require a recasting of the amounts allocated to goodwill retroactive to the periods in which the acquisitions occurred.

Any change in the goodwill amounts resulting from foreign currency translations and purchase accounting adjustments are presented as “Other” in the above table. Also included in “Other” are business dispositions and transfers between business segments due to reorganizations, as applicable. For fiscal year 2015, a $5.1 billion goodwill impairment charge was included in “Other,” as discussed further below. This goodwill impairment charge was included in impairment, integration, and restructuring expenses in our consolidated income statement, and reflected in Corporate and Other in our table of operating income (loss) by segment in Note 22 – Segment Information and Geographic Data.

Our accumulated goodwill impairment as of June 30, 2015 and 2014 was $11.3 billion and $6.2 billion, respectively.

As discussed in Note 22 – Segment Information and Geographic Data, during the first quarter of fiscal year 2016 the Company’s chief operating decision maker requested changes in the information that he regularly reviews for purposes of allocating resources and assessing performance. This resulted in a change in our operating segments and reporting units. We allocated goodwill to our new reporting units using a relative fair value approach. In addition, we completed an assessment of any potential goodwill impairment for all reporting units immediately prior to the reallocation and determined that no impairment existed.

Goodwill Impairment

We test goodwill for impairment annually on May 1 at the reporting unit level, primarily using a discounted cash flow methodology with a peer-based, risk-adjusted weighted average cost of capital. We believe use of a discounted cash flow approach is the most reliable indicator of the fair values of the businesses.

Upon completion of the annual testing as of May 1, 2015, our previous Phone Hardware reporting unit goodwill was determined to be impaired. In the second half of fiscal year 2015, Phone Hardware did not meet its sales volume and revenue goals, and the mix of units sold had lower margins than planned. These results, along with changes in the competitive marketplace and an evaluation of business priorities, led to a shift in strategic direction and reduced future revenue and profitability expectations for the business. As a result of these changes in strategy and expectations, we have forecasted reductions in unit volume growth rates and lower future cash flows used to estimate the fair value of the Phone Hardware reporting unit, which resulted in the determination that an impairment adjustment was required.

Because our annual test indicated that Phone Hardware’s carrying value exceeded its estimated fair value, a second phase of the goodwill impairment test (“Step 2”) was performed specific to Phone Hardware. Under Step 2, the fair value of all Phone Hardware assets and liabilities were estimated, including tangible assets, existing technology, patent agreements, and contractual arrangements, for the purpose of deriving an estimate of the implied fair value of

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goodwill. The implied fair value of the goodwill was then compared to the recorded goodwill to determine the amount of the impairment. Assumptions used in measuring the value of these assets and liabilities included the discount rates and royalty rates used in valuing the intangible assets, and consideration of the market environment in valuing the tangible assets. Phone Hardware goodwill is included in our Devices reporting unit, within More Personal Computing under our current segment structure.

No other instances of impairment were identified in our May 1, 2015 test. No impairment of goodwill was identified as of May 1, 2014.

NOTE 11 — INTANGIBLE ASSETS

The components of intangible assets, all of which are finite-lived, were as follows:

(In millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Year Ended June 30,			2015			2014

Technology-based (a)	$6,187	$(3,410)	$2,777	$6,440	$(2,615)	$3,825
Marketing-related	1,974	(540)	1,434	1,518	(324)	1,194
Contract-based	1,344	(862)	482	2,266	(716)	1,550
Customer-related	632	(490)	142	732	(320)	412

Total	$10,137	$(5,302)	$4,835	$10,956	$(3,975)	$6,981

(a)	Technology-based intangible assets included $116 million and $98 million as of June 30, 2015 and 2014, respectively, of net carrying amount of software to be sold, leased, or otherwise marketed.

We estimate that we have no significant residual value related to our intangible assets. During fiscal year 2015, we recorded impairment charges of $2.2 billion related to our previous Phone Hardware reporting unit intangible assets. In the fourth quarter of fiscal year 2015, we tested the intangible assets for recoverability due to changes in facts and circumstances associated with the shift in strategic direction and reduced profitability expectations for Phone Hardware. Based on the results of our testing, we determined that the carrying value of the intangible assets was not recoverable, and an impairment charge was recorded to the extent that estimated fair value exceeded carrying value. We primarily used a relief from royalty income approach to determine the fair value of the intangible assets and determine the amount of impairment. These intangible assets impairment charges were included in impairment, integration, and restructuring expenses in our consolidated income statement, and reflected in Corporate and Other in our table of operating income (loss) by segment in Note 22 – Segment Information and Geographic Data. Phone Hardware intangible assets are included in our Devices reporting unit, within More Personal Computing under our current segment structure.

No material impairments of intangible assets were identified during fiscal year 2014.

The components of intangible assets acquired during the periods presented were as follows:

(In millions)	Amount	Weighted Average Life	Amount	Weighted Average Life

Year Ended June 30,	2015		2014

Technology-based	$874	5 years	$2,841	9 years
Marketing-related	543	8 years	174	2 years
Contract-based	0		1,500	9 years
Customer-related	37	4 years	363	3 years

Total	$1,454	6 years	$4,878	8 years

The table above includes $4.5 billion related to the acquisition of NDS during fiscal year 2014, of which $2.2 billion was impaired in fiscal year 2015. See Note 9 – Business Combination for additional details.

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Intangible assets amortization expense was $1.3 billion, $845 million, and $739 million for fiscal years 2015, 2014, and 2013, respectively. Amortization of capitalized software was $79 million, $200 million, and $210 million for fiscal years 2015, 2014, and 2013, respectively.

The following table outlines the estimated future amortization expense related to intangible assets held at June 30, 2015:

(In millions)

Year Ending June 30,

2016	$910
2017	755
2018	670
2019	554
2020	495
Thereafter	1,451

Total	$4,835

NOTE 12 — DEBT

Short-term Debt

As of June 30, 2015, we had $5.0 billion of commercial paper issued and outstanding, with a weighted-average interest rate of 0.11% and maturities ranging from 8 days to 63 days. As of June 30, 2014, we had $2.0 billion of commercial paper issued and outstanding, with a weighted-average interest rate of 0.12% and maturities ranging from 86 to 91 days. The estimated fair value of this commercial paper approximates its carrying value.

We have two $5.0 billion credit facilities that expire on November 4, 2015 and November 14, 2018, respectively. These credit facilities serve as a back-up for our commercial paper program. As of June 30, 2015, we were in compliance with the only financial covenant in both credit agreements, which requires us to maintain a coverage ratio of at least three times earnings before interest, taxes, depreciation, and amortization to interest expense, as defined in the credit agreements. No amounts were drawn against these credit facilities during any of the periods presented.

Long-term Debt

As of June 30, 2015, the total carrying value and estimated fair value of our long-term debt, including the current portion, were $30.3 billion and $30.5 billion, respectively. This is compared to a carrying value and estimated fair value of our long-term debt of $20.6 billion and $21.5 billion, respectively, as of June 30, 2014. These estimated fair values are based on Level 2 inputs.

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The components of our long-term debt, including the current portion, and the associated interest rates were as follows as of June 30, 2015 and 2014:

Due Date	Face Value June 30, 2015	Face Value June 30, 2014	Stated Interest Rate	Effective Interest Rate

		(In millions)

Notes

September 25, 2015	$1,750	$1,750	1.625%	1.795%
February 8, 2016	750	750	2.500%	2.642%
November 15, 2017	600	600	0.875%	1.084%
May 1, 2018	450	450	1.000%	1.106%
December 6, 2018	1,250	1,250	1.625%	1.824%
June 1, 2019	1,000	1,000	4.200%	4.379%
February 12, 2020 (a)	1,500	0	1.850%	1.935%
October 1, 2020	1,000	1,000	3.000%	3.137%
February 8, 2021	500	500	4.000%	4.082%
December 6, 2021 (b)	1,950	2,396	2.125%	2.233%
February 12, 2022 (a)	1,500	0	2.375%	2.466%
November 15, 2022	750	750	2.125%	2.239%
May 1, 2023	1,000	1,000	2.375%	2.465%
December 15, 2023	1,500	1,500	3.625%	3.726%
February 12, 2025 (a)	2,250	0	2.700%	2.772%
December 6, 2028 (b)	1,950	2,396	3.125%	3.218%
May 2, 2033 (b)	613	753	2.625%	2.690%
February 12, 2035 (a)	1,500	0	3.500%	3.604%
June 1, 2039	750	750	5.200%	5.240%
October 1, 2040	1,000	1,000	4.500%	4.567%
February 8, 2041	1,000	1,000	5.300%	5.361%
November 15, 2042	900	900	3.500%	3.571%
May 1, 2043	500	500	3.750%	3.829%
December 15, 2043	500	500	4.875%	4.918%
February 12, 2045 (a)	1,750	0	3.750%	3.800%
February 12, 2055 (a)	2,250	0	4.000%	4.063%

Total	$30,463	$20,745

(a)	In February 2015, we issued $10.8 billion of debt securities.

(b)	Euro-denominated debt securities.

The notes in the table above are senior unsecured obligations and rank equally with our other senior unsecured debt outstanding. Interest on these notes is paid semi-annually, except for the euro-denominated debt securities on which interest is paid annually. Cash paid for interest on our debt for fiscal years 2015, 2014, and 2013 was $620 million, $509 million, and $371 million, respectively. As of June 30, 2015 and 2014, the aggregate unamortized discount for our long-term debt, including the current portion, was $156 million and $100 million, respectively.

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Debt Service

Maturities of our long-term debt for each of the next five years and thereafter are as follows:

(In millions)

Year Ending June 30,

2016	$2,500
2017	0
2018	1,050
2019	2,250
2020	1,500
Thereafter	23,163

Total	$30,463

NOTE 13 — INCOME TAXES

The components of the provision for income taxes were as follows:

(In millions)

Year Ended June 30,	2015	2014	2013

Current Taxes

U.S. federal	$3,661	$3,738	$3,131
U.S. state and local	364	266	332
Foreign	2,065	2,073	1,745

Current taxes	6,090	6,077	5,208

Deferred Taxes

Deferred taxes	224	(331)	(19)

Provision for income taxes	$6,314	$5,746	$5,189

U.S. and foreign components of income before income taxes were as follows:

(In millions)

Year Ended June 30,	2015	2014	2013

U.S.	$7,363	$7,127	$6,674
Foreign	11,144	20,693	20,378

Income before income taxes	$18,507	$27,820	$27,052

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The items accounting for the difference between income taxes computed at the U.S. federal statutory rate and our effective rate were as follows:

Year Ended June 30,	2015	2014	2013

Federal statutory rate	35.0%	35.0%	35.0%
Effect of:
Foreign earnings taxed at lower rates	(20.9)%	(17.1)%	(17.5)%
Phone nondeductible charges and valuation allowance	19.1%	0.9%	0%
Domestic production activities deduction	(2.4)%	(1.0)%	(1.2)%
Other reconciling items, net	3.3%	2.9%	2.9%

Effective rate	34.1%	20.7%	19.2%

The reduction from the federal statutory rate is primarily due to foreign earnings taxed at lower rates resulting from producing and distributing our products and services through our foreign regional operations centers in Ireland, Singapore, and Puerto Rico. In fiscal year 2015, this reduction was mostly offset by losses in foreign jurisdictions for which we may not realize a tax benefit, primarily as a result of impairment and restructuring charges. Excluding these losses, our foreign earnings, which are taxed at rates lower than the U.S. rate and are generated from our regional operating centers, were 73%, 81%, and 79% of our foreign income before tax in fiscal years 2015, 2014, and 2013, respectively. In general, other reconciling items consist of interest, U.S. state income taxes, and credits. In fiscal years 2015, 2014, and 2013, there were no individually significant other reconciling items.

The components of the deferred income tax assets and liabilities were as follows:

(In millions)

June 30,	2015	2014

Deferred Income Tax Assets

Stock-based compensation expense	$884	$903
Other expense items	1,531	1,112
Restructuring charges	211	0
Unearned revenue	520	520
Impaired investments	257	272
Loss carryforwards	1,158	922
Depreciation and amortization	798	0
Other revenue items	56	64

Deferred income tax assets	5,415	3,793
Less valuation allowance	(2,265)	(903)

Deferred income tax assets, net of valuation allowance	$3,150	$2,890

Deferred Income Tax Liabilities

Foreign earnings	$(1,280)	$(1,140)
Unrealized gain on investments and debt	(2,223)	(1,974)
Depreciation and amortization	(685)	(470)
Other	(29)	(87)

Deferred income tax liabilities	(4,217)	(3,671)

Net deferred income tax assets (liabilities)	$(1,067)	$(781)

Reported As

Current deferred income tax assets	$1,915	$1,941
Other current liabilities	(211)	(125)
Other long-term assets	64	131
Long-term deferred income tax liabilities	(2,835)	(2,728)

Net deferred income tax assets (liabilities)	$(1,067)	$(781)

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As of June 30, 2015, we had net operating loss carryforwards of $4.6 billion, including $1.8 billion of foreign net operating loss carryforwards acquired through our acquisition of Skype, and $545 million through our acquisition of NDS. The valuation allowance disclosed in the table above relates to the foreign net operating loss carryforwards and other future deductible net deferred tax assets that may not be realized.

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when the taxes are actually paid or recovered.

As of June 30, 2015, we have not provided deferred U.S. income taxes or foreign withholding taxes on temporary differences of approximately $108.3 billion resulting from earnings for certain non-U.S. subsidiaries which are permanently reinvested outside the U.S. The unrecognized deferred tax liability associated with these temporary differences was approximately $34.5 billion at June 30, 2015.

Income taxes paid were $4.4 billion, $5.5 billion, and $3.9 billion in fiscal years 2015, 2014, and 2013, respectively.

Uncertain Tax Positions

Unrecognized tax benefits as of June 30, 2015, 2014, and 2013, were $9.6 billion, $8.7 billion, and $8.6 billion, respectively. If recognized, these tax benefits would affect our effective tax rates for fiscal years 2015, 2014, and 2013, by $7.9 billion, $7.0 billion, and $6.5 billion, respectively.

As of June 30, 2015, 2014, and 2013, we had accrued interest expense related to uncertain tax positions of $1.7 billion, $1.5 billion, and $1.3 billion, respectively, net of federal income tax benefits. Interest expense on unrecognized tax benefits was $237 million, $235 million, and $400 million in fiscal years 2015, 2014, and 2013, respectively, and was included in income tax expense.

The aggregate changes in the balance of unrecognized tax benefits were as follows:

(In millions)

Year Ended June 30,	2015	2014	2013

Balance, beginning of year	$8,714	$8,648	$7,202
Decreases related to settlements	(50)	(583)	(30)
Increases for tax positions related to the current year	1,091	566	612
Increases for tax positions related to prior years	94	217	931
Decreases for tax positions related to prior years	(144)	(95)	(65)
Decreases due to lapsed statutes of limitations	(106)	(39)	(2)

Balance, end of year	$9,599	$8,714	$8,648

During the third quarter of fiscal year 2011, we reached a settlement of a portion of an I.R.S. audit of tax years 2004 to 2006, which reduced our income tax expense by $461 million. While we settled a portion of the I.R.S. audit, we remain under audit for these years. In February 2012, the I.R.S. withdrew its 2011 Revenue Agents Report and reopened the audit phase of the examination. As of June 30, 2015, the primary unresolved issue relates to transfer pricing, which could have a significant impact on our consolidated financial statements if not resolved favorably. We believe our allowances for income tax contingencies are adequate. We have not received a proposed assessment for the unresolved issues and do not expect a final resolution of these issues in the next 12 months. Based on the information currently available, we do not anticipate a significant increase or decrease to our tax contingencies for these issues within the next 12 months. We also continue to be subject to examination by the I.R.S. for tax years 2007 to 2015.

We are subject to income tax in many jurisdictions outside the U.S. Our operations in certain jurisdictions remain subject to examination for tax years 1996 to 2015, some of which are currently under audit by local tax authorities. The resolutions of these audits are not expected to be material to our consolidated financial statements.

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NOTE 14 — RESTRUCTURING CHARGES

Phone Hardware Integration

In July 2014, we announced a restructuring plan to simplify our organization and align NDS with our company’s overall strategy (the “Phone Hardware Integration Plan”). Pursuant to the Phone Hardware Integration Plan, we eliminated approximately 19,000 positions in fiscal year 2015, including approximately 13,000 professional and factory positions related to the NDS business. The actions associated with the Phone Hardware Integration Plan were completed as of June 30, 2015.

In connection with the Phone Hardware Integration Plan, we incurred restructuring charges of $1.3 billion during fiscal year 2015, including severance expenses and other reorganization costs, primarily associated with our facilities consolidation and write-downs of certain assets.

Phone Hardware Restructuring

In June 2015, management approved a plan to restructure our phone business to better focus and align resources (the “Phone Hardware Restructuring Plan”), under which we will eliminate up to 7,800 positions in fiscal year 2016. In connection with the Phone Hardware Restructuring Plan, we recorded restructuring charges of $780 million during fiscal year 2015, including severance expenses and other reorganization costs, primarily related to contractual obligations. The actions associated with the Phone Hardware Restructuring Plan are expected to be completed as of June 30, 2016.

Restructuring charges associated with each plan were included in impairment, integration, and restructuring expenses in our consolidated income statement, and reflected in Corporate and Other in our table of operating income (loss) by segment in Note 22 – Segment Information and Geographic Data.

Changes in the restructuring liability were as follows:

(In millions)	Severance	Asset Impairments and Other(a)	Total

Restructuring liability as of June 30, 2014	$0	$0	$0
Restructuring charges	1,308	770	2,078
Cash paid	(701)	(134)	(835)
Other	(19)	(387)	(406)

Restructuring liability as of June 30, 2015	$588	$249	$837

(a)

“Asset Impairments and Other” primarily reflects activities associated with the consolidation of our facilities and manufacturing operations, including asset write-downs of $372 million during fiscal year 2015, as well as contract termination costs.

NOTE 15 — UNEARNED REVENUE

Unearned revenue by segment was as follows:

(In millions)

June 30,	2015	2014

Productivity and Business Processes	$11,643	$11,412
Intelligent Cloud	10,346	9,812
More Personal Computing	3,246	3,579
Corporate and Other	83	355

Total	$25,318	$25,158

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NOTE 16 — OTHER LONG-TERM LIABILITIES

(In millions)

June 30,	2015	2014

Tax contingencies and other tax liabilities	$12,290	$10,510
Other	1,254	1,084

Total	$13,544	$11,594

NOTE 17 — COMMITMENTS AND GUARANTEES

Construction and Operating Leases

We have committed $681 million for constructing new buildings, building improvements, and leasehold improvements as of June 30, 2015.

We have operating leases for most U.S. and international sales and support offices, research and development facilities, manufacturing facilities, retail stores, and certain equipment. Rental expense for facilities operating leases was $989 million, $874 million, and $711 million, in fiscal years 2015, 2014, and 2013, respectively. Future minimum rental commitments under non-cancellable facilities operating leases in place as of June 30, 2015 are as follows:

(In millions)

Year Ending June 30,

2016	$863
2017	803
2018	735
2019	611
2020	524
Thereafter	1,617

Total	$5,153

Indemnifications

We provide indemnifications of varying scope and size to certain customers against claims of intellectual property infringement made by third parties arising from the use of our products and certain other matters. We evaluate estimated losses for these indemnifications, and we consider such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, we have not encountered significant costs as a result of these obligations and have not accrued any liabilities related to these indemnifications in our consolidated financial statements.

NOTE 18 — CONTINGENCIES

Patent and Intellectual Property Claims

Motorola litigation

In October 2010, Microsoft filed patent infringement complaints against Motorola Mobility (“Motorola”) with the International Trade Commission (“ITC”) and in U.S. District Court in Seattle for infringement of nine Microsoft patents by Motorola’s Android devices. Microsoft and Motorola have filed additional claims against each other with the ITC, in federal district courts in Seattle, Wisconsin, Florida, and California, and in courts in Germany. The nature of the claims asserted and status of individual matters are summarized below.

International Trade Commission

In 2012, the ITC issued a limited exclusion order against Motorola on one Microsoft patent, which was affirmed on appeal. In 2013, Microsoft filed an action in U.S. District Court in Washington, D.C. seeking an order to compel enforcement of the ITC’s 2012 import ban against infringing Motorola products by the Bureau of Customs and Border Protection (“CBP”), after learning that CBP had failed to fully enforce the order.

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In 2010, Motorola filed an action against Microsoft with the ITC alleging infringement of five Motorola patents by Xbox consoles and accessories and seeking an exclusion order to prohibit importation of the allegedly infringing Xbox products. At Motorola’s request, the ITC terminated its investigation of four Motorola patents. In 2013, the ITC affirmed there was no violation of the remaining Motorola patent. Motorola appealed the ITC’s decision to the U.S. Court of Appeals for the Federal Circuit.

U.S. District Court

The Seattle District Court case filed in October 2010 by Microsoft as a companion to Microsoft’s ITC case against Motorola was stayed pending the outcome of the ITC case.

In November 2010, Microsoft sued Motorola for breach of contract in U.S. District Court in Seattle, alleging that Motorola breached its commitments to standards-setting organizations to license to Microsoft certain patents on reasonable and non-discriminatory (“RAND”) terms and conditions. Motorola has declared these patents essential to the implementation of the H.264 video standard and the 802.11 Wi-Fi standard. In the Motorola ITC case described above and in suits described below, Motorola or a Motorola affiliate subsequently sued Microsoft on those patents in U.S. District Courts, in the ITC, and in Germany. In 2012, the Seattle District Court granted a partial summary judgment in favor of Microsoft ruling that (1) Motorola had committed to standards organizations to license its declared-essential patents on RAND terms and conditions; and (2) Microsoft is a third-party beneficiary of those commitments. After trial, the Seattle District Court set per unit royalties for Motorola’s H.264 and 802.11 patents, which resulted in an immaterial Microsoft liability. In 2013, following trial of Microsoft’s breach of contract claim, a jury awarded $14.5 million in damages to Microsoft. Motorola appealed with respect to both the Court’s determination of royalties due Motorola and the jury’s award of damages against Motorola; in July 2015 the U.S. Court of Appeals for the Ninth Circuit affirmed the trial court’s judgment in all respects.

Cases filed by Motorola in Wisconsin, California, and Florida, with the exception of one case in Wisconsin initially stayed and later dismissed without prejudice (a companion case to Motorola’s ITC action), have been transferred to the U.S District Court in Seattle. Motorola and Microsoft both seek damages as well as injunctive relief. The court has stayed these cases in Seattle on agreement of the parties.

•

In the transferred cases, Motorola asserts 15 patents are infringed by a range of Microsoft products including mobile and PC operating system, productivity, server, communication, browser and gaming products.

•

In the Motorola action originally filed in California, Motorola asserts Microsoft violated antitrust laws in connection with Microsoft’s assertion of patents against Motorola that Microsoft agreed to license to certain qualifying entities on RAND terms and conditions.

•	In counterclaims, Microsoft asserts 14 patents are infringed by Motorola Android devices and certain Motorola digital video recorders.

Germany

In 2011, Motorola filed patent infringement actions in Germany against Microsoft and several Microsoft subsidiaries.

•

Motorola asserts two patents (both now expired) are essential to implementation of the H.264 video standard, and Motorola alleges that H.264 capable products including Xbox 360, Windows 7, Media Player, and Internet Explorer infringe those patents. In 2012, the court issued an injunction relating to all H.264 capable Microsoft products in Germany, which Microsoft appealed. Orders in the litigation pending in Seattle, Washington described above enjoin Motorola from enforcing the German injunction.

•

Motorola asserts that one patent covers certain syncing functionality in the ActiveSync protocol employed by Windows Phone 7, Outlook Mobile, Hotmail Mobile, Exchange Online, Exchange Server, and Hotmail Server. In 2013, the court stayed the case pending the outcome of parallel proceedings in which Microsoft is seeking to invalidate the patent. In 2013, the Federal Patent Court invalidated the originally issued patent claims, but ruled that certain new amended claims were patentable. Both Motorola and Microsoft appealed. In June 2014, the court reopened infringement proceedings, which are currently stayed.

•	Microsoft may be able to mitigate the adverse impact of any injunction by altering its products to avoid Motorola’s infringement claims.

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•	Any damages would be determined in separate proceedings.

In lawsuits Microsoft filed in Germany in 2011 and 2012, Microsoft asserts that Motorola Android devices infringe Microsoft patents and is seeking damages and injunctions. In 2012, regional courts in Germany issued injunctions on three of the Microsoft patents, which Motorola appealed. One judgment has been affirmed on appeal (and Motorola has further appealed), and the other two appeals are pending (in one of these two cases the asserted patent has expired). An additional infringement proceeding is still pending in the court of first instance. In actions filed separately by Motorola to invalidate these patents, the Federal Patent Court in 2013 and 2014 held the Microsoft patents invalid, and Microsoft appealed. For the cases in which Microsoft obtained injunctions, if Motorola were to prevail following all appeals, Motorola could have a claim against Microsoft for damages caused by an erroneously granted injunction.

IPCom patent litigation

IPCom GmbH & Co. (“IPCom”) is a German company that holds a large portfolio of mobile technology-related patents spanning about 170 patent families and addressing a broad range of cellular technologies. IPCom has asserted 19 of these patents in litigation against Nokia and many of the leading cell phone companies and operators. In November 2014, Microsoft and IPCom entered into a standstill agreement staying all of the pending litigation against Microsoft to permit the parties to pursue settlement discussions.

InterDigital patent litigation

InterDigital Technology Corporation and InterDigital Communications Corporation (collectively, “IDT”) filed four patent infringement cases against Nokia in the ITC and in U.S. District Court for the District of Delaware between 2007 and 2013. We have been added to these cases as a defendant. IDT has cases pending against other defendants based on the same patents because most of the patents at issue allegedly relate to 3G and 4G wireless communications standards essential functionality. The cases involving us include three ITC investigations where IDT is seeking an order excluding importation of 3G and 4G phones into the U.S. and one active case in U.S. District Court in Delaware seeking an injunction and damages. The ITC issued a finding of no violation relating to two of the investigations, which IDT appealed. In February 2015, the U.S. Court of Appeals for the Federal Circuit affirmed one of the ITC’s findings; the other has been stayed. In the third ITC action the administrative law judge (“ALJ”) issued a determination finding: (1) infringement; (2) evidence of “reverse hold-up;” and (3) the public interest does not preclude issuance of an exclusion order. The ITC is reviewing the ALJ’s initial determination. The trial in the Delaware case is scheduled for November 2015.

European copyright levies

We assumed from Nokia all potential liability due to Nokia’s alleged failure to pay “private copying levies” in various European countries based upon sale of memory cards and mobile phones that incorporate blank memory. The levies are based upon a 2001 European Union (“EU”) Directive establishing a right for end users to make copies of copyrighted works for personal or private use, but also allowing the collection of levies based upon sales of blank media or recording devices to compensate copyright holders for private copying. Various collecting societies in EU countries initiated litigation against Nokia, stating that Nokia must pay levies not only based upon sales of blank memory cards, but also phones that include blank memory for data storage on the phones, regardless of actual usage of that memory. The most significant cases against Nokia are pending in Germany and Austria, due to both the high volume of sales and high levy amounts sought in these countries. Since April 2015, we and other major manufacturers have been engaged in settlement negotiations with the German collecting society, with the aim of concluding negotiations by October 2015.

Other patent and intellectual property claims

In addition to these cases, there are approximately 70 other patent infringement cases pending against Microsoft.

Antitrust, Unfair Competition, and Overcharge Class Actions

A large number of antitrust and unfair competition class action lawsuits were filed against us in various state, federal, and Canadian courts on behalf of various classes of direct and indirect purchasers of our PC operating system and certain other software products between 1999 and 2005.

We obtained dismissals or reached settlements of all claims made in the U.S. Under the settlements, generally class members can obtain vouchers that entitle them to be reimbursed for purchases of a wide variety of platform-neutral

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computer hardware and software. The total value of vouchers that we may issue varies by state. We will make available to certain schools a percentage of those vouchers that are not issued or claimed (one-half to two-thirds depending on the state). The total value of vouchers we ultimately issue will depend on the number of class members who make claims and are issued vouchers. We estimate the total remaining cost of the settlements is approximately $200 million, all of which had been accrued as of June 30, 2015.

Three similar cases pending in British Columbia, Ontario, and Quebec, Canada have not been settled. In 2010, the court in the British Columbia case certified it as a class action. After the British Columbia Court of Appeal dismissed the case, in 2013 the Canadian Supreme Court reversed the appellate court and reinstated part of the British Columbia case, which is now scheduled for trial in 2016. The other two cases are inactive.

Other Antitrust Litigation and Claims

GO Computer litigation

In June 2005, GO Computer Inc. and co-founder Jerry Kaplan filed a complaint in California state court asserting antitrust claims under the Cartwright Act related to the business of the former GO Corporation in the early 1990s and its successor in interest, Lucent Corporation in the early 2000s. All claims prior to June 2001 have been dismissed with prejudice as barred by the statute of limitations. The case is moving forward with discovery, and a trial is set for September 2015.

China State Administration for Industry and Commerce investigation

In July 2014, Microsoft was informed that China’s State Administration for Industry and Commerce (“SAIC”) had begun a formal investigation relating to China’s Anti-Monopoly Law, and the SAIC conducted onsite inspections of Microsoft offices in Beijing, Shanghai, Guangzhou, and Chengdu. SAIC has stated the investigation relates to compatibility, bundle sales, and file verification issues related to Windows and Office software.

Product-Related Litigation

U.S. cell phone litigation

Nokia, along with other handset manufacturers and network operators, is a defendant in 19 lawsuits filed in the Superior Court for the District of Columbia by individual plaintiffs who allege that radio emissions from cellular handsets caused their brain tumors and other adverse health effects. We have assumed responsibility for these claims as part of the NDS acquisition and have been substituted for the Nokia defendants. Nine of these cases were filed in 2002 and are consolidated for certain pre-trial proceedings; the remaining 10 cases are stayed. In a separate 2009 decision, the Court of Appeals for the District of Columbia held that adverse health effect claims arising from the use of cellular handsets that operate within the U.S. Federal Communications Commission radio frequency emission guidelines (“FCC Guidelines”) are pre-empted by federal law. The plaintiffs allege that their handsets either operated outside the FCC Guidelines or were manufactured before the FCC Guidelines went into effect. The lawsuits also allege an industry-wide conspiracy to manipulate the science and testing around emission guidelines.

In September 2013, defendants in the consolidated cases moved to exclude plaintiffs’ expert evidence of general causation on the basis of flawed scientific methodologies. In March 2014, defendants filed a separate motion to preclude plaintiffs’ general causation testimony. In August 2014, the court granted in part defendants’ motion to exclude plaintiffs’ general causation experts. The plaintiffs filed an interlocutory appeal. In December 2014, the District of Columbia Court of Appeals agreed to hear en banc defendants’ interlocutory appeal challenging the standard for evaluating expert scientific evidence. Trial court proceedings are stayed pending resolution of the appeal.

Canadian cell phone class action

Nokia, along with other handset manufacturers and network operators, is a defendant in a 2013 class action lawsuit filed in the Supreme Court of British Columbia by a purported class of Canadians who have used cellular phones for at least 1,600 hours, including a subclass of users with brain tumors. Microsoft was served with the complaint in June 2014 and has been substituted for the Nokia defendants. The litigation is not yet active as several defendants remain to be served.

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Item 8

Other

We also are subject to a variety of other claims and suits that arise from time to time in the ordinary course of our business. Although management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact on our consolidated financial statements, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.

As of June 30, 2015, we accrued aggregate legal liabilities of $614 million in other current liabilities and $20 million in other long-term liabilities. While we intend to defend these matters vigorously, adverse outcomes that we estimate could reach approximately $1.6 billion in aggregate beyond recorded amounts are reasonably possible. Were unfavorable final outcomes to occur, there exists the possibility of a material adverse impact on our consolidated financial statements for the period in which the effects become reasonably estimable.

NOTE 19 — STOCKHOLDERS’ EQUITY

Shares Outstanding

Shares of common stock outstanding were as follows:

(In millions)

Year Ended June 30,	2015	2014	2013

Balance, beginning of year	8,239	8,328	8,381
Issued	83	86	105
Repurchased	(295)	(175)	(158)

Balance, end of year	8,027	8,239	8,328

Share Repurchases

On September 16, 2013, our Board of Directors approved a share repurchase program authorizing up to $40.0 billion in share repurchases. The share repurchase program became effective on October 1, 2013, has no expiration date, and may be suspended or discontinued at any time without notice. This share repurchase program replaced the share repurchase program that was announced on September 22, 2008 and expired on September 30, 2013. As of June 30, 2015, $21.9 billion remained of our $40.0 billion share repurchase program. All repurchases were made using cash resources.

We repurchased the following shares of common stock under the above-described repurchase plans:

(In millions)	Shares	Amount	Shares	Amount	Shares	Amount

Year Ended June 30,	2015		2014(a)		2013

First quarter	43	$2,000	47	$1,500	33	$1,000
Second quarter	43	2,000	53	2,000	58	1,607
Third quarter	116	5,000	47	1,791	36	1,000
Fourth quarter	93	4,209	28	1,118	31	1,000

Total	295	$13,209	175	$6,409	158	$4,607

(a)

Of the 175 million shares repurchased in fiscal year 2014, 128 million shares were repurchased for $4.9 billion under the share repurchase program approved by our Board of Directors on September 16, 2013 and 47 million shares were repurchased for $1.5 billion under the share repurchase program that was announced on September 22, 2008 and expired on September 30, 2013.

The above table excludes shares repurchased to settle statutory employee tax withholding related to the vesting of stock awards.

PART II

Item 8

Dividends

In fiscal year 2015, our Board of Directors declared the following dividends:

Declaration Date	Dividend Per Share	Record Date	Total Amount	Payment Date

			(In millions)

September 16, 2014	$0.31	November 20, 2014	$2,547	December 11, 2014
December 3, 2014	$0.31	February 19, 2015	$2,532	March 12, 2015
March 10, 2015	$0.31	May 21, 2015	$2,496	June 11, 2015
June 9, 2015	$0.31	August 20, 2015	$2,488	September 10, 2015

The dividend declared on June 9, 2015 will be paid after the filing date of the 2015 Form 10-K and was included in other current liabilities as of June 30, 2015.

In fiscal year 2014, our Board of Directors declared the following dividends:

Declaration Date	Dividend Per Share	Record Date	Total Amount	Payment Date

			(In millions)

September 16, 2013	$0.28	November 21, 2013	$2,332	December 12, 2013
November 19, 2013	$0.28	February 20, 2014	$2,322	March 13, 2014
March 11, 2014	$0.28	May 15, 2014	$2,309	June 12, 2014
June 10, 2014	$0.28	August 21, 2014	$2,307	September 11, 2014

The dividend declared on June 10, 2014 was included in other current liabilities as of June 30, 2014.

PART II

Item 8

NOTE 20 — ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table summarizes the changes in accumulated other comprehensive income by component:

(In millions)

Year Ended June 30,	2015	2014	2013

Derivatives

Accumulated other comprehensive income balance, beginning of period	$31	$66	$92
Unrealized gains, net of tax effects of $35, $2 and $54	1,152	63	101

Reclassification adjustments for gains included in revenue	(608)	(104)	(195)
Tax expense included in provision for income taxes	15	6	68

Amounts reclassified from accumulated other comprehensive income	(593)	(98)	(127)

Net current period other comprehensive income (loss)	559	(35)	(26)

Accumulated other comprehensive income balance, end of period	$590	$31	$66

Investments

Accumulated other comprehensive income balance, beginning of period	$3,531	$1,794	$1,431
Unrealized gains, net of tax effects of $59, $1,067 and $244	110	2,053	453

Reclassification adjustments for gains included in other income (expense), net	(728)	(447)	(139)
Tax expense included in provision for income taxes	256	131	49

Amounts reclassified from accumulated other comprehensive income	(472)	(316)	(90)

Net current period other comprehensive income (loss)	(362)	1,737	363

Accumulated other comprehensive income balance, end of period	$3,169	$3,531	$1,794

Translation Adjustments and Other

Accumulated other comprehensive income (loss) balance, beginning of period	$146	$(117)	$(101)
Translation adjustments and other, net of tax effects of $16, $12 and $(8)	(1,383)	263	(16)

Accumulated other comprehensive income (loss) balance, end of period	$(1,237)	$146	$(117)

Accumulated other comprehensive income, end of period	$2,522	$3,708	$1,743

NOTE 21 — EMPLOYEE STOCK AND SAVINGS PLANS

We grant stock-based compensation to directors and employees. At June 30, 2015, an aggregate of 294 million shares were authorized for future grant under our stock plans. Awards that expire or are canceled without delivery of shares generally become available for issuance under the plans. We issue new shares of Microsoft common stock to satisfy exercises and vesting of awards granted under all of our stock plans.

Stock-based compensation expense and related income tax benefits were as follows:

(In millions)

Year Ended June 30,	2015	2014	2013

Stock-based compensation expense	$2,574	$2,446	$2,406
Income tax benefits related to stock-based compensation	$868	$830	$842

Stock Plans

Stock awards

Stock awards (“SAs”) are grants that entitle the holder to shares of Microsoft common stock as the award vests. SAs generally vest over a four or five-year period.

PART II

Item 8

Executive incentive plan

Under the Executive Incentive Plan, the Compensation Committee awards SAs to executive officers and certain senior executives. The SAs vest ratably in August of each of the four years following the grant date.

Activity for all stock plans

The fair value of each award was estimated on the date of grant using the following assumptions:

Year Ended June 30,	2015	2014	2013

Dividends per share (quarterly amounts)	$0.28 – $0.31	$0.23 – $0.28	$0.20 – $0.23
Interest rates range	1.2% – 1.9%	1.3% – 1.8%	0.6% – 1.1%

During fiscal year 2015, the following activity occurred under our stock plans:

	Shares	Weighted Average Grant-Date Fair Value

	(In millions)

Stock Awards

Nonvested balance, beginning of year	259	$27.88
Granted	75	$42.36
Vested	(94)	$27.47
Forfeited	(24)	$31.81

Nonvested balance, end of year	216	$32.72

As of June 30, 2015, there was approximately $4.7 billion of total unrecognized compensation costs related to stock awards. These costs are expected to be recognized over a weighted average period of 3 years.

During fiscal years 2014 and 2013, the following activity occurred under our stock plans:

(In millions, except fair values)	2014	2013

Stock Awards

Awards granted (a)	103	104
Weighted average grant-date fair value	$31.50	$28.37

(a)	Awards granted during fiscal year 2014 included four million shares in stock replacement awards related to the acquisition of NDS. The weighted average grant-date fair value was $37.64.

Total vest-date fair value of stock awards vested was $4.2 billion, $3.2 billion, and $2.8 billion, for fiscal years 2015, 2014, and 2013, respectively.

PART II

Item 8

Employee Stock Purchase Plan

We have an employee stock purchase plan (the “Plan”) for all eligible employees. Shares of our common stock may be purchased by employees at three-month intervals at 90% of the fair market value on the last trading day of each three-month period. Employees may purchase shares having a value not exceeding 15% of their gross compensation during an offering period. Employees purchased the following shares during the periods presented:

(Shares in millions)

Year Ended June 30,	2015	2014	2013

Shares purchased	16	18	20
Average price per share	$39.87	$33.60	$26.81

At June 30, 2015, 157 million shares of our common stock were reserved for future issuance through the Plan.

Savings Plan

We have a savings plan in the U.S. that qualifies under Section 401(k) of the Internal Revenue Code, and a number of savings plans in international locations. Participating U.S. employees may contribute up to 75% of their salary, but not more than statutory limits. We contribute fifty cents for each dollar of the first 6% a participant contributes in this plan, with a maximum contribution of the lesser of 3% of a participant’s earnings or 3% of the IRS compensation limit for the given year. Matching contributions for all plans were $454 million, $420 million, and $393 million in fiscal years 2015, 2014, and 2013, respectively, and were expensed as contributed. Matching contributions in the U.S. plan are invested proportionate to each participant’s voluntary contributions in the investment options provided under the plan. Investment options in the U.S. plan include Microsoft common stock, but neither participant nor our matching contributions are required to be invested in Microsoft common stock.

NOTE 22 – SEGMENT INFORMATION AND GEOGRAPHIC DATA

In its operation of the business, management, including our chief operating decision maker, the company’s Chief Executive Officer, reviews certain financial information, including segmented internal profit and loss statements prepared on a basis not consistent with U.S. GAAP.

On April 25, 2014, we acquired substantially all of NDS. See Note 9 – Business Combinations for additional details. NDS has been included in our consolidated results of operations since the acquisition date. We report the financial performance of the acquired business in More Personal Computing under our current segment structure. The contractual relationship with Nokia related to those initiatives ended in conjunction with the acquisition.

In June 2015, we announced a change in organizational structure as part of our transformation in the mobile-first, cloud-first world. During the first quarter of fiscal year 2016, the Company’s chief operating decision maker requested changes in the information that he regularly reviews for purposes of allocating resources and assessing performance. As a result, beginning in fiscal year 2016, we report our financial performance based on our new segments – Productivity and Business Processes, Intelligent Cloud, and More Personal Computing – and analyze operating income as the measure of segment profitability. In this Form 8-K, we have recast certain prior period amounts to conform to the way we internally manage and monitor segment performance.

Our reportable segments are described below.

Productivity and Business Processes

Our Productivity and Business Processes segment consists of products and services in our portfolio of productivity, communication, and information services, spanning a variety of devices and platforms. This segment primarily comprises:

•

Office Commercial, including volume licensing and subscriptions to Office 365 Commercial for products and services such as Microsoft Office, Exchange, SharePoint, and Skype for Business, and related Client Access Licenses (“CALs”).

•	Office Consumer, including Office sold through retail or through an Office 365 Consumer subscription, and Office Consumer Services, including Outlook.com, OneDrive, and consumer Skype services.

PART II

Item 8

•	Microsoft Dynamics business solutions, including Dynamics ERP products, Dynamics CRM on-premises, and Dynamics CRM Online (“Microsoft Dynamics”).

Intelligent Cloud

Our Intelligent Cloud segment consists of our public, private, and hybrid server products and services that can power modern business. This segment primarily comprises:

•	Server products and services, including Windows Server, Microsoft SQL Server, Visual Studio, System Center, and related CALs, as well as Microsoft Azure.

•	Enterprise Services, including Premier Support Services and Microsoft Consulting Services.

More Personal Computing

Our More Personal Computing segment consists of products and services geared towards harmonizing the interests of end users, developers, and IT professionals across screens of all sizes. This segment primarily comprises:

•

Windows, including Windows OEM licensing (“Windows OEM”) and other non-volume licensing of the Windows operating system, volume licensing of the Windows operating system (“Windows VL”), patent licensing, Windows Embedded, MSN display advertising, and Windows Phone licensing.

•	Devices, including phones, Surface, and Microsoft PC accessories.

•	Gaming, including Xbox hardware; Xbox Live, comprising transactions, subscriptions, and advertising; video games; and third-party video game royalties.

•	Search advertising.

Revenue and costs are generally directly attributed to our segments. However, due to the integrated structure of our business, certain revenue recognized and costs incurred by one segment may benefit other segments. Revenue on certain contracts is allocated among the segments based on the relative value of the underlying products and services, which can include allocation based on actual prices charged, prices when sold separately, or estimated costs plus a profit margin. Cost of revenue is allocated in certain cases based on a relative revenue methodology. Operating expenses that are allocated primarily include those relating to marketing of products and services from which multiple segments benefit, and are generally allocated based on relative gross margin.

In addition, certain costs incurred at a corporate level that are identifiable and that benefit our segments are allocated to them. These allocated costs include costs of: legal, including settlements, and fines; information technology; human resources; finance; excise taxes; field selling; shared facilities services; and customer service and support. Each allocation is measured differently based on the specific facts and circumstances of the costs being allocated. Revenue and expenses associated with non-Microsoft products sold in our retail stores are allocated from Corporate and Other to reportable segments as a marketing charge, utilizing the stores as a sales channel, based on the related revenue sold through the stores. Certain corporate-level activity is not allocated to our segments, including impairment, integration, and restructuring expenses.

PART II

Item 8

Segment revenue and operating income (loss) were as follows during the periods presented:

(In millions)

Year Ended June 30,	2015	2014	2013

Revenue

Productivity and Business Processes	$26,431	$26,972	$25,776
Intelligent Cloud	23,715	21,732	19,747
More Personal Computing	42,953	38,407	31,951
Corporate and Other	481	(278)	375

Total revenue	$93,580	$86,833	$77,849

(In millions)

Year Ended June 30,	2015	2014	2013

Operating Income (Loss)

Productivity and Business Processes	$13,087	$13,940	$13,151
Intelligent Cloud	9,871	8,443	7,300
More Personal Computing	5,179	6,150	6,144
Corporate and Other	(9,976)	(774)	169

Total operating income (loss)	$18,161	$27,759	$26,764

Corporate and Other operating income (loss) includes impairment, integration, and restructuring expenses, adjustments to conform our internal accounting policies to U.S. GAAP, and other corporate-level activity not specifically allocated to a segment. Significant internal accounting policies that differ from U.S. GAAP relate to revenue recognition, income statement classification, and depreciation.

Corporate and Other activity was as follows:

(In millions)

Year Ended June 30,	2015	2014	2013

Impairment, integration and restructuring expenses	$(10,011)	$(127)	$0
Revenue reconciling amounts (a)	204	(415)	366
Other	(169)	(232)	(197)

Total Corporate and Other	$(9,976)	$(774)	$169

(a)

Revenue reconciling amounts for fiscal year 2015 included a net $303 million of previously deferred net revenue related to sales of bundled products and services (“Bundled Offerings”). Revenue reconciling amounts for fiscal year 2014 included a net $349 million of revenue deferrals related to Bundled Offerings. Revenue reconciling amounts for fiscal year 2013 included the recognition of $540 million of revenue previously deferred on sales of Windows 7 with an option to upgrade to Windows 8 Pro at a discounted price.

PART II

Item 8

No sales to an individual customer or country other than the United States accounted for more than 10% of fiscal year 2015, 2014, or 2013 revenue. Revenue, classified by the major geographic areas in which our customers are located, was as follows:

(In millions)

Year Ended June 30,	2015	2014	2013

United States (a)	$42,941	$43,474	$41,344
Other countries	50,639	43,359	36,505

Total	$93,580	$86,833	$77,849

(a)	Includes billings to OEMs and certain multinational organizations because of the nature of these businesses and the impracticability of determining the geographic source of the revenue.

Revenue from external customers, classified by significant product and service offerings were as follows:

(In millions)

Year Ended June 30,	2015	2014	2013

Microsoft Office system	$23,538	$24,323	$22,995
Server products and tools	18,612	17,055	15,408
Windows PC operating system	14,826	16,856	17,529
Xbox	9,121	8,643	7,100
Phone	7,702	3,073	615
Consulting and product support services	5,090	4,767	4,372
Advertising	4,557	4,016	3,387
Surface	3,900	1,883	853
Other	6,234	6,217	5,590

Total	$93,580	$86,833	$77,849

Our total commercial cloud revenue, which primarily comprises Office 365 Commercial, Microsoft Azure, and Dynamics CRM Online, was $5.8 billion, $2.8 billion, and $1.3 billion in fiscal years 2015, 2014, and 2013, respectively. These amounts are included in their respective product categories in the table above.

Assets are not allocated to segments for internal reporting presentations. A portion of amortization and depreciation is charged to the respective segment. It is impracticable for us to separately identify the amount of amortization and depreciation by segment that is included in the measure of segment profit or loss.

Long-lived assets, excluding financial instruments and tax assets, classified by the location of the controlling statutory company and with countries over 10% of the total shown separately, were as follows:

(In millions)

June 30,	2015	2014	2013

United States	$19,562	$17,653	$16,615
Luxembourg	6,879	6,913	6,943
Finland	1,757	9,840	12
Other countries	8,307	5,713	4,159

Total	$36,505	$40,119	$27,729

PART II

Item 8

NOTE 23 — QUARTERLY INFORMATION (UNAUDITED)

(In millions, except per share amounts)

Quarter Ended	September 30	December 31	March 31	June 30		Total

Fiscal Year 2015

Revenue	$23,201	$26,470	$21,729	$22,180		$93,580
Gross margin	14,928	16,334	14,568	14,712		60,542
Operating income (loss)	5,844	7,776	6,594	(2,053)		18,161
Net income (loss)	4,540	5,863	4,985	(3,195	)(a)	12,193	(b)
Basic earnings (loss) per share	0.55	0.71	0.61	(0.40)		1.49
Diluted earnings (loss) per share	0.54	0.71	0.61	(0.40	)(a)	1.48	(b)

Fiscal Year 2014

Revenue	$18,529	$24,519	$20,403	$23,382		$86,833
Gross margin	13,384	16,197	14,425	15,749		59,755
Operating income	6,334	7,969	6,974	6,482		27,759
Net income	5,244	6,558	5,660	4,612	(c)	22,074	(c)
Basic earnings per share	0.63	0.79	0.68	0.56		2.66
Diluted earnings per share	0.62	0.78	0.68	0.55	(c)	2.63	(c)

(a)

Includes $7.5 billion of goodwill and asset impairment charges related to our phone business, as well as $940 million of integration and restructuring expenses, primarily costs associated with our Phone Hardware Restructuring Plan, which decreased fourth quarter fiscal year 2015 net income by $8.4 billion and diluted EPS by $1.02.

(b)

Includes $7.5 billion of goodwill and asset impairment charges related to our phone business, as well as $2.5 billion of integration and restructuring expenses, primarily costs associated with our restructuring plans, which decreased fiscal year 2015 net income by $10.0 billion and diluted EPS by $1.15.

(c)

Includes a tax provision adjustment recorded in the fourth quarter of fiscal year 2014 related to adjustments to prior years’ liabilities for intercompany transfer pricing which decreased net income by $458 million and diluted EPS by $0.05.

PART II

Item 8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Microsoft Corporation

Redmond, Washington

We have audited the accompanying consolidated balance sheets of Microsoft Corporation and subsidiaries (the “Company”) as of June 30, 2015 and 2014, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the three years in the period ended June 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Microsoft Corporation and subsidiaries as of June 30, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2015, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of June 30, 2015, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated July 31, 2015, not presented herein, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/S/ DELOITTE & TOUCHE LLP

Seattle, Washington

July 31, 2015

(October 26, 2015 as to the effects of the retrospective adjustments in Note 1, 10, 15, and 22)